UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 22, 2010
GARTNER, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14443	04-3099750

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06904-2212
(Address of Principal Executive Offices, including Zip Code)
(203) 316-1111
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     To take advantage of current financing conditions and to obtain greater flexibility through a larger revolving credit facility, on December 22, 2010, Gartner, Inc. (“Gartner”) terminated and repaid the Amended and Restated Credit Agreement (the “Existing Credit Agreement”), dated as of January 31, 2007, as amended, among Gartner, the several lenders who are parties thereto from time to time, Bank of America, N.A., as syndication agent, Citibank, N.A., Citizens Bank of Massachusetts and LaSalle Bank National Association, as documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent, and entered into a new Credit Agreement (the “2010 Credit Agreement”), among Gartner, the several lenders who are parties thereto from time to time, Wells Fargo Bank, National Association and RBS Citizens, N.A., as co-syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). The Existing Credit Agreement would have expired in accordance with its terms in January 2012.
     The 2010 Credit Agreement provides for a five-year $200 million term loan and a $400 million revolving credit facility. The term and revolving facilities may be increased, at Gartner’s option and under certain conditions, by up to an additional $150 million in the aggregate. The term loan will be repaid in 19 consecutive quarterly installments commencing March 31, 2011, plus a final payment due on December 22, 2015, and may be prepaid at any time without penalty or premium (other than applicable breakage costs) at the option of Gartner. The revolving credit facility may be used for loans, and up to $40 million may be used for letters of credit. The revolving loans may be borrowed, repaid and re-borrowed until December 22, 2015, at which time all amounts borrowed must be repaid.
     On December 22, 2010, Gartner drew down $200 million from the term loan facility and $100 million from the revolving facility. The initial drawdown under the 2010 Credit Agreement was used to refinance the outstanding loans under the Existing Credit Agreement. Additional amounts drawn down under the 2010 Credit Agreement will be used for general working capital purposes.
     Loans under the 2010 Credit Agreement bear interest at a rate equal to, at Gartner’s option, either (i) the greatest of: the Administrative Agent’s prime rate; the average rate on overnight federal funds plus 1/2 of 1%; and the eurodollar rate (adjusted for statutory reserves) plus 1% , in each case plus a margin equal to between 0.50% and 1.25% depending on Gartner’s leverage ratio as of the end of the four consecutive fiscal quarters most recently ended, or (ii) the eurodollar rate (adjusted for statutory reserves) plus a margin equal to between 1.50% and 2.25%, depending on Gartner’s leverage ratio as of the end of the four consecutive fiscal quarters most recently ended. On December 22, 2010, the Company also executed a new interest rate swap contract with a notional amount of $200 million related to indebtedness under the new credit facility.
     The 2010 Credit Agreement contains certain customary restrictive loan covenants, including, among others, financial covenants requiring a maximum leverage ratio, a minimum interest expense coverage ratio, and covenants limiting Gartner’s ability to incur indebtedness, grant liens, make acquisitions, be acquired, dispose of assets, pay dividends, repurchase stock, make capital expenditures, make investments and enter into certain transactions with affiliates.
     The 2010 Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross defaults to certain other indebtedness, bankruptcy and insolvency events, ERISA defaults, material judgments, and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest by 2.0%, allows the lenders to terminate their obligations to lend under the 2010 Credit Agreement and could result in the acceleration of Gartner’s obligations under the credit facility and an obligation of any or all of the guarantors to pay the full amount of Gartner’s obligations under the credit facility.
     The foregoing description of the 2010 Credit Agreement is not complete and is qualified in its entirety by reference to the 2010 Credit Agreement,, a copy of which will be filed as an exhibit to Gartner’s Annual Report on Form 10-K for the year ended December 31, 2010 pursuant to Regulation S-K, Item 601(a)(4).

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
See Item 1.01

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
See Item 1.01

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.
Date: December 22, 2010	By:	/s/ Christopher J. Lafond
Christopher J. Lafond
Executive Vice President, Chief Financial Officer